Exhibit 10.38

Fluor Corporation	Glenn C. Gilkey
6700 Las Colinas Blvd	Senior Vice President
Irving, TX 75039	Human Resources and Administration

469.398.7314 tel
469.398.7270 fax
glenn.gilkey@fluor.com

Mr. Biggs Porter

4535 Manning Lane

Dallas, Texas  75220

Dear Biggs,

We are pleased to extend to you an offer of employment as Chief Financial Officer with Fluor Enterprises, Inc. (“Fluor” or the “Company”).  We are confident that we will benefit from your experience and are sure that you will find Fluor a challenging and enjoyable environment in which to work.

Base Salary

Your starting annual base salary will be $770,000.  Your next salary review will be in the first fiscal quarter of 2013, and thereafter consistent with our executive salary administration program.

Annual Incentive

You will be reviewed on an annual basis for incentive purposes consistent with our executive annual incentive program.  Your target annual incentive is 85% of your base salary, or $654,500.  Your incentive opportunity range is from zero to twice this amount based on your individual performance and the overall results of Fluor Corporation.  Annual incentives are awarded on a fiscal year basis payable within 90 days following the close of the fiscal year.

Hiring Bonus

You will be paid a hiring bonus totaling $3,600,000 in the form of performance-based restricted stock units.  The date of grant will be your hire date, and the number of restricted stock units granted will be based on the closing price of Fluor stock on the date of grant.  The vesting of the restricted stock units will be dependent on meeting a minimum performance requirement, and thereafter will vest as follows:

•                  One third of the restricted stock units shall vest on the first anniversary of your date of hire;

•                  One third of the restricted stock units shall vest on the second anniversary of your date of hire; and

•                  One third of the restricted stock units shall vest on the third anniversary of your date of hire.

The hiring bonus will be considered earned and payable if the company performance requirement is met, and (a) you remain continuously employed by the Company through the vesting dates described above, or (b) your employment terminates prior to the conclusion of the vesting period due to (i) death, (ii) permanent and total disability, (iii) a Company initiated termination other than on a for-cause basis or (iv) a Company initiated termination following a Change of Control. If in the event your employment terminates prior to any vesting date for any reason other than stated above (including, without limitation, your voluntary termination or a termination for cause), then the remaining portion of the hiring bonus will be forfeited.

For purposes hereof, the term “Change of Control” shall mean the occurrence of an “event” described in Treasury Regulation section 1.409A-3(i)(5), including, without limitation:

•                  a change in ownership of the Company as a result of a person, or more than one person acting as a group acquiring ownership that in the aggregate constitutes more than fifty percent (50%) of the total fair market value of the Company (this provision does not apply to a person or group already possessing more than fifty percent (50%) of the total fair market value of the Company);

•                  a change in effective control of the Company as a result of a person or more than one person acting as a group acquiring (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing more than thirty percent (30%) of the total voting power of the stock of the Company;

•                  a change in effective control of the Company as a result of the majority of members of the Company’s Board of Directors being replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or

•                  a change in ownership of a substantial portion of the Company’s assets as a result of a person or more than one person acting as a group acquiring (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

The terms and conditions of the restricted stock units, including those relating to vesting, will be set forth in a separate restricted stock unit agreement, which agreement will control in the event of any discrepancy between the restricted stock unit agreement and this offer letter. A form version of the agreement is included with this letter for your reference.  It is intended that the restricted stock unit agreement comply with Section 409A and all provisions of such agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A.

Details related to this award, including the final agreement, will be communicated at the time of grant.

Long Term Incentive

Fluor will recommend to the Organization and Compensation Committee of the Board of Directors your participation in the long term incentive program for fiscal year 2012.  This program emphasizes long term Company performance and management’s alignment with the creation of long term shareholder value.  Your grant will be $2,000,000 based on your level, and will be made upon approval by the Organization and Compensation Committee of the Board of Directors at their May 2012 meeting.  The award is denominated in approximately equal thirds in restricted stock units, non-qualified stock options, and value driver incentive performance units.

The terms and conditions of the long term incentive, including those relating to vesting, will be set forth in separate agreements, which agreements will control in the event of any discrepancy between the restricted stock unit agreement and this offer letter. Form versions of those agreements are included with this letter for your reference.  It is intended that the agreements comply with Section 409A and all provisions of such agreements shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A.

The grant date of your long term incentive award will be May 3, 2012 and you will receive the details and final agreements related to your award at that time.

You will continue to be eligible for the long term incentive program consistent with your level.  The design and target values associated with this program are reviewed by the Organization and Compensation Committee each year so the components, timing and/or award values may vary.

Executive Perquisite Allowance

You will be paid a Monthly Perquisite Allowance of $4,125, less applicable withholding taxes.

Change in Control Agreement

Fluor will enter into a Change in Control Agreement with you.  The agreement generally provides that, if the Company terminates your employment within two years (the “Employment Period”) following a Change in Control (as defined in the Change in Control Agreement) without cause or you resign during the Employment Period for good reason, then you will be entitled to certain severance benefits. Upon the termination of your employment during the Employment Period under the circumstances discussed above, you will receive (1) a lump sum cash payment equal to the sum of your highest annual base salary during the three years immediately preceding termination (“Base Salary”) plus target bonus for the year, multiplied by 2.0; (2) your annual bonus earned during the fiscal year in which the termination occurs, prorated through the last full month worked by you during the year of termination; and (3) continued health benefit coverage for two years. In addition, (1) any equity-based compensation awards, other than performance-based equity awards, will become fully vested and exercisable or settled; (2) any performance-based equity awards, to the extent applicable performance criteria are met, shall be earned on a pro rata basis based on the number of full months worked during the performance period; and (3) any outstanding retention awards will become immediately vested.  Additional terms and conditions are contained in the Change in Control Agreement, a copy of the form of which is attached, and which will control in the event of any discrepancy between the terms of the agreement and this offer letter.

Executive Deferred Compensation Program (EDCP)

Starting from your date of hire you will be eligible to participate in this program, which has been designed to help you manage your tax obligations and plan for financial security.  Your first eligible participation period will begin on your date of hire and will end on December 31, 2012.  During this first eligible participation period, you will be eligible to defer your base salary only.  You must enroll within 30 days of your hire date with Fluor through Mullin TBG, our program administrator.

Your second eligible participation period will be 2013, and you will be able to elect to participate during EDCP annual open enrollment in November 2012.  In your second eligible participation period, three deferral options will be available to you:  salary deferral, incentive awards deferral, and excess 401(k) contributions.

Participation in this program is voluntary.  Amounts deferred under this program may be deferred until termination, retirement, or for other specified periods of time as allowed in the program, and will accrue interest based on the allocation of your Executive Deferred Compensation Program balance among the available crediting options.

401(k) Savings Investment Plan (SIP)

You will be eligible immediately to participate in the 401(k) SIP.  You may elect to defer up to 50% of your base salary up to IRS maximums.  After one year of service, the Company makes matching contributions of 100% of the first 5% of your contributions.  The Company match is discretionary and is declared annually.  If you have funds in a retirement savings account from a previous employer, you may rollover the funds provided they are from a qualified plan and constitute a rollover contribution under applicable IRS Code.

You will also be eligible for a Performance Contribution after one year of service.  Based on financial performance, the Company may make an annual discretionary contribution to your SIP account.  The amount of the contribution will depend on the overall financial performance of the Company and employees will receive awards based on a percentage of their eligible base salary.  Performance Contributions vest 100% after three years of service.

Executive Physical Examination Program

As a member of the Senior Management Team, you will be required to obtain an annual executive physical at the Company’s expense.

Group Health, Life, Dental and Vision

The United Healthcare group plan offers three health care options with different cost and coverage levels.  Your cost depends on the option you choose. Coverage begins on the first day of employment, provided you enroll within 31 days of your hire date.

Your share of the cost for a Company sponsored group health insurance plan will be 0.75% of your monthly base salary plus a base monthly premium which is determined by the plan option you choose. Please refer to the rate sheet for more information.

For 2012, your share of the cost for group dental insurance is 0.1% of your base salary plus a premium of $4.43 (employee only) up to a maximum of $30.56 a month.  Your cost for group vision insurance is $6.59 a month (employee only).  Additionally, you may, at your option, cover your dependents on our group health care, dental care, vision care and life insurance plans for an additional monthly premium.  For 2013, employee costs for such programs will be communicated at annual enrollment.

Other Employee Benefits

In addition, other benefits available include an Employee and Family Assistance Program, Travel Accident Insurance, and Tax Savings Accounts, which give you the ability to pay qualifying medical, dental, vision and child/elder care expenses with pre-tax dollars.

Time Off With Pay (TOWP)

The Time Off With Pay (TOWP) accrual rate is based on the total number of years of continuous service.  Therefore, you will start accruing TOWP from your start date at the rate of 3.85 hours per week, 200 hours per year.  On your date of hire, we will credit your account with 160 hours.

Contingencies

The Immigration Reform and Control Act of 1986 requires Fluor to verify and record both your identity and right to work in the United States.  Accordingly, this offer of employment is contingent on your being able to satisfy the above mentioned law on or before your first day of work.  Further, the executive status of a position is discretionary and subject to change.

In connection with your offer of employment, you understand and agree that background inquiries will be requested that will seek information as to your character, work habits, job performance, experience, ability and reasons for separation from previous employers.  Furthermore, you understand and agree information will be requested from various federal, state and other agencies, including public and private sources which maintain records concerning your past activities including criminal records, credit history, previous employment and educational background.  This offer of employment is contingent upon Fluor obtaining a satisfactory personal background report as referenced in this paragraph.

In addition, this offer of employment is contingent upon your successful completion of a pre-employment drug screen test to be conducted by Medtox.  This screening must be completed prior to your first day of work.  To coordinate an appointment for a chemical screening, please call Medtox at 1.888.557.2590 as soon as possible.  A Chain of Custody form is included in your offer package and should be brought with you to your chemical screening appointment.

Further, as with most companies, the employment relationship with Fluor is based on the mutual consent of you and the Company.  Your employment with Fluor is not for any specified period of time and can be terminated by either you or the Company at any time with or without any cause or advance notice.  Nothing contained in this letter is intended, nor should it be construed, to alter the at-will relationship Fluor and its employees maintain with one another.  Although the Company reserves the right to change from time-to-time other terms, conditions, and benefits of employment, the at-will nature of employment with the Company is one aspect of our employment relationship that will not change.  The only way the at-will nature of our employment relationship can be changed is by way of an express written agreement, signed by you and the Senior Vice President, Human Resources and Administration.

This offer of employment is also contingent upon your ability to work for the Company without restrictions from any previous employer.  By accepting this offer, you represent that you are aware of no obligations legal or otherwise, inconsistent with the terms of this offer letter or with your undertaking employment with Fluor.  You further represent that there are no restrictions on your right to leave your present employer to join Fluor in any capacity or to perform any work on behalf of Fluor.  You will not disclose to Fluor, or use, or induce Fluor to use any proprietary information or trade secrets of others.  You also represent and warrant that you have returned all proprietary and confidential information belonging to all prior employers.

We look forward to your joining the Company and are sure that your employment with Fluor will be both successful and rewarding for you.  Orientation and the processing of your new hire paperwork will take place the morning of your first day of work.  The new-hire paperwork and additional information can be accessed at http://www.fluormembers.com/NewHire/newhire.htm.  After you access the site, first click on “Welcome to Fluor” and next “Instructions for New Hires” to navigate through the website.  Enclosed are hard copies of the paperwork included in the link, should this be more convenient.

Please review the entire contents of this offer letter thoroughly and let us know of your decision to join the Company by signing a copy of this offer letter and returning it along with the enclosed authorization forms and application either to Executive.Compensation@fluor.com, fax to 469.398.7288 or send in the enclosed self-addressed envelope as soon as possible.  By signing this offer letter, you also acknowledge that no other promises or representations have been made to you other than those contained in this offer letter.  This offer of employment is valid for thirty (30) days from the date of this letter.  An additional copy is enclosed for your records.

Should you have any questions regarding the details of this offer letter, please contact me at 469.398.7314 or Richard J. Fine, Executive Director, Human Resources at 469.398.7633.

Sincerely,

/s/ Glenn C. Gilkey

Glenn C. Gilkey
Senior Vice President, Human Resources and Administration